MILLWARD & CO. CPAs






August 5, 1999


Mr. Steven Schatzman
The Havana Republic, Inc.
1360 Weston Road
Weston, Florida 33326


Dear Mr. Schatzman:

This is to confirm that the client-auditor relationship between The Havana Republic, Inc. (Commission File 333-40799) and Millward & Co. CPAs has ceased.



Sincerely,




/S/ MILLWARD & CO. CPAs
-----------------------
Millward & Co. CPAs



MIAMI -- FT. LAUDERDALE -- BOCA RATON -- WEST PALM BEACH
2745 W. Cypress Creek Road, Ft. Lauderdale, FL 33309-1757
(954) 971-7000 -- WATS Line 1-800-685-2271 -- FAX (954) 974-0300